NEWS RELEASE

THE BANK OF KENTUCKY DECLARES SEMI ANNUAL
DIVIDEND OF $.28 PER SHARE

CRESTVIEW HILLS, KENTUCKY, August 23, 2011 - The Bank of Kentucky Financial Corporation (NASDAQ: BKYF) announced a semi annual cash dividend of $0.28 per common share payable on September 23, 2011 to shareholders of record as of September 9, 2011. The $0.28 per common share dividend equals the previous dividend that was paid in March of 2011.

About The Bank of Kentucky Financial Corporation
The Bank of Kentucky Financial Corporation, a bank holding company with assets of approximately $1.602 billion, offers banking and related financial services to both individuals and business customers.  BKFC operates thirty-one branch locations and fifty-three ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety
Executive Vice President and CFO
(859) 372-5169
mgerrety@bankofky.com

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111 Lookout Farm Drive / Crestview Hills, KY 41017 / (859) 371-2340